Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Qualstar Corporation (the “Company”) of our report dated September 8, 2015, except for the retrospective presentation of the one-for-six reverse stock split as to which the date is March 16, 2017, relating to the consolidated financial statements of the Company and its Subsidiary, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2016.

/s/ SingerLewak LLP

Los Angeles, California

August 9, 2017